Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Third Quarter 2006 Results and

Provides Clinical Update

San Diego, CA, November 2, 2006 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the three months ended September 30, 2006 and provided an update on its ongoing clinical initiatives.

Clinical Update

CryoCor announced that as of October 30, 2006 it had enrolled 139 patients in its atrial fibrillation, or AF, pivotal trial, and that the remaining enrollment for its 160 patient pivotal trial may extend into the first half of 2007. CryoCor reported that as a result of slower enrollment in the last three months, it is considering opening several new clinical sites to complete the enrollment in the pivotal trial as soon as possible.

CryoCor confirmed that its amendment to its application for premarket approval, or PMA, for the treatment of atrial flutter, or AFL, will be filed in November 2006. The amendment will be based on a revised evaluation of its chronic effectiveness dataset. CryoCor previously reported that its initial PMA, filed in 2005, was not approved by the U.S. Food and Drug Administration, or FDA, based upon the FDA’s statement that the initial data did not meet the FDA’s chronic effectiveness criteria. In 2006, the Company conducted an independent evaluation of its chronic effectiveness dataset using an expert core lab of electrophysiologists and met with the FDA in July 2006 to discuss the process of its evaluation and the results. Based upon the results of this meeting with the FDA, CryoCor determined that it would file an amendment to its PMA. There can be no assurance that the FDA will accept the chronic efficacy data or that the amendment to the PMA will be approved by the FDA.

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Product sales for the three months ended September 30, 2006 increased $62,000 to $214,000 compared to $152,000 for the same period in 2005. The increase was primarily due to the recognition of deferred revenue which resulted from increased cash collections of its outstanding receivables. Deferred revenue decreased from $205,000 at December 31, 2005 to $93,000 at September 30, 2006 due to both the increased cash collections and lower product shipments versus previous quarters.

Cost of sales for the three months ended September 30, 2006 decreased $186,000 to $542,000 compared to $728,000 for the same period in 2005. The decrease is primarily related to lower personnel costs as a result of a staff restructuring that occurred during March 2006. Cost of sales is high relative to the volume of sales due to the fixed costs associated with manufacturing CryoCor’s product. Included in cost of sales for the three months ended September 30, 2006 and 2005 were non-cash stock-based compensation of $103,000 and $78,000, respectively.

Research and development expense for the three months ended September 30, 2006 decreased $308,000 to $1.4 million, compared to $1.7 million for same period in 2005. The decrease in 2006 was primarily related to lower personnel costs of $230,000 and lower non-cash stock-based compensation expense of $52,000, both due to decreased headcount related to CryoCor’s staff restructuring. Included in research and development expenses for the three months ended September 30, 2006 and 2005 were non-cash stock-based compensation of $131,000 and $183,000, respectively.

Selling, general and administrative expenses for the three month period ended September 30, 2006 decreased $92,000 to $1.7 million, compared to $1.8 million for the same period in 2005. The decrease was primarily due to lower personnel costs as a result of the staff restructuring and lower professional services, partially offset by an increase in separation costs related to the departure of CryoCor’s former Chief Executive Officer. Included in general and administrative expenses for the three months ended September 30, 2006 and 2005 were non-cash stock-based compensation of $290,000 and $272,000, respectively.

The net loss for the three months ended September 30, 2006 was $3.4 million compared to $4.1 million for the same period in 2005. Basic and diluted net loss per share for the three months ended September 30, 2006 was $0.31.

Cash, cash equivalents and short-term investments were $21.2 million as of September 30, 2006. At the end of 2006, CryoCor expects to have $18.0 million in cash, cash equivalents and short-term investments, which CryoCor expects to be sufficient to both pay off its existing debt of $7.0 million which is due in June 2007, and to fund operations until December 2007.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of AF and AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, the Company has conducted a pivotal trial for the treatment of AFL and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor expects to amend its PMA based upon a different evaluation of the clinical data. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to CryoCor’s proposed amendment to its PMA for AFL including CryoCor’s timing for filing such an amendment, its expectations for completing enrollment in its AF pivotal trial, including its timing for doing so, its expected cash position at the end of 2006 and the time period over which that cash balance will be sufficient to fund CryoCor’s operations, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to meet its financial guidance, access additional financing when and to the extent necessary and obtain regulatory approval in the United States for its Cryoablation System for use in treating AFL and AF within its anticipated timeframes, if at all; risks associated with CryoCor’s ability to complete enrollment in its AF pivotal trial and submit a PMA for AF; risks associated with CryoCor’s ability to amend its PMA for AFL and ultimately receive approval from the FDA for the use of its Cryoablation System to treat AFL; risks associated with CryoCor’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere if its Cryoablation System is approved for use in the United States; risks associated with CryoCor’s dependence on patents and proprietary rights; risks associated with CryoCor’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in CryoCor’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. CryoCor expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share amounts)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,925	$10,583
Short-term investments	16,272	20,363
Inventories, net	877	718
Other current assets	846	856

Total current assets	22,920	32,520
Property and equipment, net	614	680
Other assets	208	244

Total assets	$23,742	$33,444

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$181	$488
Accrued liabilities	1,954	1,936
Deferred revenue	93	205
Short-term debt	6,785	—
Capital lease obligation, current portion	—	2

Total current liabilities	9,013	2,631
Long-term debt	—	6,570
Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized; 10,799,228 and 10,643,999 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	11	11
Additional paid-in capital	95,773	99,089
Accumulated comprehensive income	109	67
Deferred stock compensation	—	(4,964)
Accumulated deficit	(81,164)	(69,960)

Total stockholders’ equity	14,729	24,243

Total liabilities and stockholders’ equity	$23,742	$33,444

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Product sales	$214	152	$486	$682
Operating expenses:
Cost of sales(1)	542	728	1,852	2,325
Research and development(1)	1,369	1,677	4,295	5,492
Selling, general and administrative(1)	1,672	1,764	5,618	4,895

Total costs and expenses	3,583	4,169	11,765	12,712

Loss from operations	(3,369)	(4,017)	(11,279)	(12,030)

Interest income	274	252	883	297
Interest expense	(268)	(327)	(808)	(751)

Net loss	(3,363)	(4,092)	(11,204)	(12,484)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	—	—	(2,662)
Cumulative dividends on Series C preferred stock	—	—	—	(102)

Net loss attributable to common stockholders	$(3,363)	$(4,092)	$(11,204)	$(15,248)

Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.45)	$(1.04)	$(4.86)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,768	9,089	10,726	3,136

(1) Includes non-cash stock-based compensation expense as follows:
Cost of sales	$103	$78	$304	$200
Research and development	131	183	362	558
Selling, general and administrative	290	272	868	787

	$524	$533	$1,534	$1,545